Exhibit 10.1

Trademark License Agreement

This Trademark License Agreement (“Agreement”), effective as of May 15, 2024 (“Effective Date”), is by and between FaZe Media, Inc., a Delaware corporation (“Faze Media”) and GameSquare Holdings, Inc., a Delaware corporation (“GAME”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, pursuant to that certain Contribution Agreement, dated as of the date hereof, by and among GAME, FaZe Holdings Inc., a Delaware corporation and wholly-owned subsidiary of GAME, FaZe Media Holdings, LLC, a Delaware limited liability company, and Faze Media, Faze Media attained and became the sole and exclusive owner of certain trademarks and copyrights consisting for purposes of this Agreement of (i) the United States trademark for “FAZE CLAN”, U.S. Trademark Application Serial Nos. 87/332787, 87/335175, and 87/335668 and U.S. Trademark Registration No. 4,906,907 and applicable applications and registrations for the same trademark in other jurisdictions, (ii) the United States trademark for “Faze”, U.S. Trademark Application Serial No. 88/644931 and U.S. Trademark Registration Nos. 5,748,189 and 4,550,118 and applicable applications and registrations for the same trademark in other jurisdictions, (iii) the United States trademark for a stylized FaZe Clan logo, U.S. Trademark Application Serial No. 87/335254 and U.S. Trademark Registration Nos. 5,353,806 and 4,421,862 and applicable applications and registrations for the same trademark in other jurisdictions (the “Faze Clan Logo”), and any registered or unregistered copyrights associated with the foregoing (collectively, the “Licensed Marks”); and

WHEREAS, GAME wishes to obtain, and Faze Media is willing to grant to GAME, an exclusive license to use the Licensed Marks specifically for the purposes of competitive team play within eSports that are owned and operated by GAME and for the existing ancillary revenue streams from eSports set forth on Schedule A (collectively, the “Field of Use”) on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. License.

(a) Grant. Subject to this Agreement’s terms and conditions, Faze Media hereby grants to GAME during the Term (as defined below) an exclusive, worldwide, non-transferable (except as provided in Section 11), royalty-free, non-sublicensable (except as provided in Section 1(b)) license to use the Licensed Marks within the Field of Use. For the purposes of this Agreement, ‘Field of Use’ shall include the naming and branding of approved eSports competition teams (e.g., ATLANTA Faze in Call of Duty) and active athletes on those competition teams (e.g., FaZe EpikWhale). No license or rights are granted to GAME by implication, estoppel, or otherwise, other than as expressly granted by Faze Media under this Section.

(b) Sublicensing. GAME acknowledges its right, as granted under Section 1(a) of this Agreement, to sublicense the Licensed Marks to professional eSports teams and competition athletes owned or operated by GAME or any of its wholly-owned subsidiaries, in addition to the sublicensing rights specified below. Upon providing prior written notice to Faze Media, GAME may extend sublicenses under the license conferred in Section 1(a) to: (i) any wholly-owned subsidiary of GAME; and (ii) manufacturers, distributors, and other contractors exclusively to facilitate the provision of services to GAME or to act on behalf of GAME; provided, that in no event shall GAME or any of its subsidiaries be entitled to receive any payment from a third-party for sublicensing the license conferred in Section 1(a) other than as set forth in that certain Side Letter by and between the Gigamoon Media LLC, a Delaware limited liability company (the “Kalish Investor”), and GAME. All such sublicenses must adhere to the following conditions: (A) Be formally documented in writing and comply with the terms and conditions of this Agreement; (B) Explicitly prohibit further sublicensing or assignment to any third party; and (C) Automatically expire upon the termination of this Agreement as specified in Section 9(b), or, in the case of a wholly-owned subsidiary, on the date said subsidiary ceases to be wholly owned by GAME. GAME is responsible for ensuring that all sublicensees adhere to the terms and conditions of this Agreement. Any action or failure to act by a sublicensee that constitutes a material breach of this Agreement, if carried out by GAME, shall be considered a material breach by GAME.

2. Use of the Licensed Marks.

(a) Compliance. GAME shall ensure that all uses of the Licensed Marks by GAME and its sublicensees, including in all advertising, marketing, and promotional materials related to the Licensed Marks, strictly adhere to the following conditions:

(i) Adherence to Faze Media’s Brand Standards: All uses of the Licensed Marks must conform to Faze Media’s guidelines on the form, manner of presentation, and use of notice symbols and legends associated with the Licensed Marks. This includes compliance with Faze Media’s specifications regarding the Licensed Marks’ design, distribution, and sale, ensuring that such use maintains the quality and reputation symbolized by the Licensed Marks as of the Effective Date.

(ii) Approval Rights for Specific Use: GAME shall submit for Faze Media’s prior written approval, a detailed list of professional eSports teams and competition athletes intending to use the Faze branding, including specifics on how the Faze name, marks, and logos will be displayed. This submission must cover all intended uses, including but not limited to uniforms, promotional materials, and merchandise associated with the team or athlete.

(iii) Suitability and Brand Protection: GAME is responsible for ensuring that all professional eSports teams and competition athletes associated with the Faze branding meet Faze Media’s standards for suitability to protect the brand’s integrity. This includes obtaining Faze Media’s express approval for each individual athlete using the “Faze” gamer tag, with Faze Media retaining the right to withhold approval based on suitability concerns (e.g., preventing use by individuals whose conduct or background could harm the Faze brand).

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(iv) Revenue Generating Use Restrictions: GAME agrees that any revenue-generating use of the Faze brand, including merchandising and products, will be strictly limited to items directly related to the approved competition team or athlete. GAME may not use the Faze branding for the sale of merchandise or products not directly associated with the approved team or athlete, ensuring that all such uses are directly connected to the promotion of the Faze-affiliated team or athlete and receive Faze Media’s prior written approval.

(v) Compliance with Laws and Regulations: All uses of the Licensed Marks by GAME and its sublicensees must comply with all applicable laws and regulations.

(b) Inspections and Approvals. So Faze Media can ensure GAME’s compliance with Section 2(a), GAME shall permit, and shall require its sublicensees to permit, at Faze Media’s request (or its authorized representative), but no more than three times each calendar year, GAME shall submit to Faze Media, at GAME’s cost, representative samples, or representative photographs or descriptions thereof, of any materials or items then published, released or in distribution reflecting the Licensed Marks.

3. Ownership and Protection of Licensed Marks.

(a) Acknowledgment. GAME acknowledges and agrees that, as between the Parties, (i) Faze Media owns and will retain all right, title, and interest in and to the Licensed Marks; and (ii) all use by GAME or any sublicensees of the Licensed Marks under this Agreement, and all goodwill accruing therefrom, will inure solely to the benefit of Faze Media. GAME shall not dispute or challenge, or assist any person or entity in disputing or challenging, Faze Media’s rights in and to the Licensed Marks or the Licensed Marks’s validity.

(b) Registration and Maintenance. Faze Media has the sole right, in its discretion and at its expense, to file, prosecute, and maintain all applications and registrations for the Licensed Marks. GAME shall provide, at the request of Faze Media and at Faze Media’s expense, all necessary assistance with such filing, maintenance, and prosecution.

(c) Enforcement. GAME shall promptly notify Faze Media in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Marks by any third party of which it becomes aware. Faze Media has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement). GAME shall provide Faze Media with all assistance that Faze Media may reasonably request, at Faze Media’s expense, in connection with any such action or proceeding.

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4. Fees and Payment Schedule.

(a) License Fee. GAME shall pay Faze Media an annual license fee (“License Fee”) as outlined below for the rights and licenses granted under this Agreement:

(i) For each year of the Initial Term (as defined below): GAME shall issue to Faze Media that number of shares of GAME’s common stock, par value $0.0001 (the “Common Stock”), equal to the quotient of (x) the product of 2.5% multiplied by Faze Esports gross revenues earned in each applicable fiscal year divided by (y) the Applicable Share Price for such fiscal year.

(ii) For each year of any applicable Renewal Term (as defined below): GAME shall issue to Faze Media that number of shares of Common Stock equal to the quotient of (x) the product of 2.75% (reflecting a 10% increase from the Initial Term) multiplied by Faze Esports gross revenues earned in each applicable fiscal year divided by (y) the Applicable Share Price for such fiscal year.

(b) Timing of Payment; Pro Ration. The License Fee for each fiscal year shall be paid no later than five (5) business days following the deadline to file, GAME’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for such fiscal year. The amount of the License Fee shall be calculated based on the number of days that this Agreement was in effect during such fiscal year and the number of days elapsed.

(c) Definitions. For purposes of this Agreement:

(i) “Applicable Share Price” means, with respect to a fiscal year the average of the VWAP for each trading day of such fiscal year.

(ii) “VWAP” means, for the Common Stock as of any trading day, the dollar volume-weighted average price for the Common Stock on the Nasdaq Capital Market (or such other nationally recognized securities exchange), as reported by Bloomberg or such other source as the Parties may mutually agree.

5. Registration Rights. GAME and Faze Media shall comply with, and Faze Media shall be entitled to the benefits of, the provisions of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A, governing and providing for, among other matters, registration rights with respect to the Common Stock (the “Registration Rights”). Any breach of the Registration Rights by GAME shall be deemed to be a material breach of this Agreement.

6. Confidentiality. Each Party acknowledges that in connection with this Agreement it may gain access to information that is treated as confidential by the other Party, including information about the other Party’s business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (“Confidential Information”). Each Party shall not disclose or use any Confidential Information of the other Party for any purpose other than as reasonably necessary to exercise its rights or perform its obligations under this Agreement; provided that each Party may disclose Confidential Information to the limited extent required to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order.

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7. Representations and Warranties.

(a) Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) GAME Representations. GAME represents and warrants that it has obtained all approvals, licenses, and certifications necessary to exercise its rights and perform its obligations under this Agreement.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6, Faze MEDIA EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARKS, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

8. Indemnification.

(a) By Faze Media. Faze Media shall indemnify, defend, and hold harmless GAME and GAME’s affiliates, officers, directors, employees, agents, successors, and assigns (each, a “GAME Indemnified Party”) against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) (“Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding (“Third-Party Claim”) relating to Faze Media’s breach of this Agreement.

(b) By GAME. GAME shall indemnify, defend, and hold harmless Faze Media and Faze Media’s affiliates, officers, directors, employees, agents, successors, and assigns (each, a “Faze Media Indemnified Party”) against all Losses arising out of or in connection with any Third-Party Claim relating to: (i) GAME’s breach of this Agreement; or (ii) use of any Licensed Marks by GAME or any sublicensee under this Agreement, including any product liability claim and any claim of infringement, dilution, or other violation of any intellectual property rights relating to the manufacture, promotion, advertising, distribution of the Licensed Marks by GAME or any sublicensee but excluding any claim based solely on infringement, dilution, or other violation of any third-party trademark rights relating to the use of any Licensed Marks by GAME or any sublicensee in accordance with this Agreement.

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(c) Indemnification Procedure. A GAME Indemnified Party or Faze Media Indemnified Party (each, as applicable, an “Indemnified Party”) shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) in writing of any Third-Party Claim for which it is entitled to indemnification under this Section. The Indemnifying Party shall control the investigation and defense of such Third-Party Claim, at the Indemnifying Party’s expense. The Indemnified Party shall provide all assistance reasonably requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not settle any such Third-Party Claim in a manner that adversely affects the rights of the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party may participate in and observe the proceedings with counsel of its choice at its own cost and expense.

9. Limitation of Liability. EXCEPT FOR A PARTY’S LIABILITY FOR INDEMNIFICATION UNDER SECTION 7 OR BREACH OF CONFIDENTIALITY UNDER SECTION 5 OR A PARTY’S GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Term and Termination.

(a) Term. Subject to earlier termination as provided for in Section 9(b), the term of this Agreement shall be for a period of 5 years from the Effective Date (“Initial Term”) and this Agreement shall automatically renew for successive additional terms of five (5) years (each, a “Renewal Term”).

(b) Termination.

(i) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice of such breach from the non-breaching Party.

(ii) Faze Media may terminate this Agreement on written notice to GAME if:

(A) a person or entity, directly or indirectly, in a single transaction or series of related transactions, acquires control of GAME or all or substantially all of the assets of GAME, or GAME is merged with or into another entity;

(B) the shares of Common Stock are delisted from the Nasdaq Capital Market and the shares of Common Stock are not relisted or quoted on a national securities exchange as defined under the Securities Exchange Act of 1934; or

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(C) GAME files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing or an involuntary petition is filed against GAME (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of GAME.

(c) Effect of Termination. Upon the expiration or termination of this Agreement or any Sell-Off Period expressly permitted under Section 9(d) all rights and licenses granted under this Agreement and all sublicenses granted by GAME will terminate. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. The Parties’ rights and obligations and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

(d) Sell-Off Period. Following the date of expiration or termination of this Agreement (excluding termination by Faze Media pursuant to Section 9(b)), GAME and any sublicensees shall have the right, for a period of one year from such termination or expiration date (the “Sell-Off Period”), to continue selling any products that were created prior to the date of termination or expiration and that incorporate the Licensed Marks. This right is subject to the condition that such products must have been in GAME’s or its sublicensees’ inventory, or in the process of manufacture, as of the date of expiration or termination. All sales during the Sell-Off Period shall be conducted in accordance with the terms and conditions of this Agreement.

11. Assignment. GAME may not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Faze Media’s prior written consent, which consent Faze Media may not unreasonably withhold or delay, except that GAME may make such an assignment, delegation, or other transfer, in whole or in part, without the Faze Media’s consent: (a) to an affiliate; or (b) in connection with the transfer or sale of all or substantially all of the business or assets of GAME relating to this Agreement. No delegation or other transfer will relieve GAME of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

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12. General Provisions.

(a) Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

(b) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

(c) Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English, and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the notice has complied with the requirements of this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section):

If to Faze Media:	[ ] Email: Attention: Matthew Kalish, Secretary

If to GAME:	c/o GameSquare Holdings, Inc. 6775 Cowboys Way, Ste. 1335 Frisco, Texas 75034 Email: justin@gamesquare.com Attention: Chief Executive Officer

(d) Entire Agreement. This Agreement, including and together with any related exhibits and schedules, constitutes the sole and entire agreement of Faze Media and GAME with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

(e) No Third-Party Beneficiaries. Except for the right of Indemnified Parties to enforce their indemnification rights under Section 7 and (b) the Kalish Investor who is an express third party beneficiary entitled to enforce Faze Media’s rights under this Agreement (whether in the Kalish Investor’s name or Faze Media’s name), including asserting any claims or commencing any action, suit or other legal proceeding Faze Media may have under this Agreement for material breaches, provided that the Kalish Investor acknowledges and agrees that in advance of undertaking any of the foregoing it shall (i) exhaust all non-legal approaches to curing such material breach and (ii) provide advance written notice to the Boards of Directors of Faze Media and GAME of its intent to enforce Faze Media’s rights hereunder, this Agreement solely benefits the Parties and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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(f) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(g) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) Governing Law. This Agreement, all relations between or among the Parties, and any and all disputes between or among the Parties, whether any such dispute sounds in law, equity or otherwise, is to be exclusively construed in accordance with or governed by (as applicable) the law of the State of New York without recourse to New York (or any other) choice of law or conflicts of law principles.

(i) Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(j) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

FAZE MEDIA, INC.

By	/s/ Matthew Kalish
Name:	Matthew Kalish
Title:	Secretary

GAMESQUARE HOLDINGS, INC.

By	/s/ Justin Kenna
Name:	Justin Kenna
Title:	CEO

[Signature Page to Trademark License Agreement]

SCHEDULE A
Existing Ancillary Revenue Streams

EXHIBIT A
Form of Registration Rights Agreement